Exhibit 14.1

HAWAIIAN HOLDINGS, INC.

CODE OF ETHICS

I.                                         INTRODUCTION AND OVERVIEW

The reputation of Hawaiian Holdings, Inc. (the “Company”) as a fair, reputable and honest organization can only be maintained if all of its employees, officers and directors adhere to high moral and ethical standards in conducting the Company’s business. Establishing and maintaining the trust and confidence of all stakeholders, including employees, the Board of Directors (the “Board”), existing or potential stockholders, creditors, customers, suppliers, vendors and governmental agencies, is of paramount importance to the Company. In order to do so, the Company has adopted this Code of Ethics (the “Code”). The purpose of this Code is to document and govern the basic standards and principles that the Company has adopted to promote honest and ethical business conduct by and among its directors, officers and employees, and to reasonably deter wrongdoing and inappropriate or illegal acts.

II.                                     BUSINESS CONDUCT

The Company’s directors, officers and employees shall conduct themselves in a fair, ethical, legal and honest manner. In conducting the Company’s business, trust and integrity must be a cornerstone in all of the business dealings and relationships these individuals establish with stockholders, customers, vendors, competitors, governmental officials, communities, the media and the general public, as well as each other.

The Company’s directors, officers and employees shall not engage in conduct or activity that could raise questions as to the Company’s honesty or reputation or otherwise cause embarrassment to the Company or its stakeholders. There should be careful observance of laws and regulations, as well as high regard for appropriate standards of conduct and personal integrity.

While it is impracticable to describe every improper act or practice, the Company deems the following standards of conduct to be particularly important.

Use of Company Assets

The Company’s directors, officers and employees are responsible for the proper and efficient use of the Company’s physical resources and properties, as well as its proprietary information. The Company’s offices, equipment, supplies and other resources may not be used for personal use or activities that are not related to the employment or responsibilities of its directors, officers and employees, except for any activities that have been approved in advance by the supervisor of such individual or if it is a material use, any request for such approval should be directed to the Chief Financial Officer (“CFO”).

Competition and Fair Dealing

The Company will compete fairly and honestly, and will seek competitive advantage through superior performance and not unethical or illegal business practices. Each director, officer and employee will respect the rights of and deal fairly with the Company’s customers, suppliers, competitors and each other. No director, officer or employee shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practices. No director, officer or employee will knowingly make false or defamatory public remarks about a competitor or improperly, unethically or illegally obtain or use proprietary information, intellectual property or trade secrets of a competitor, collaborator or any other third party.

Confidentiality

Employees, officers and directors must maintain the confidentiality of information entrusted to them by the Company or its customers, except when disclosure is authorized by the Company’s legal counsel or required by laws or regulations. Whenever possible, directors, officers and employees should consult with the Company’s legal counsel if they believe they have a legal obligation to disclose confidential information. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. The obligation to preserve confidential information continues even after employment ends.

Payments to or from Customers or Vendors

No effort may be made, directly or indirectly, to improperly influence any customer, supplier or vendor of the Company. A director, officer or employee may not accept or provide a gift, favor or entertainment to a customer, vendor, or other person or organization in connection with the Company’s business unless all of the following criteria are met: (i) it is reasonable and not excessive in relation to customary industry practices; (ii) it cannot, in the circumstances, be reasonably construed as a bribe, payoff or kickback; (iii) public disclosure of it would not embarrass the Company; (iv) the item is consistent with the normal and accepted business ethics of the industry and country in which it is provided; (v) it does not violate the laws of the United States or the country in which it is provided; and (vi) it is not in the form of cash or cash equivalents, other than cash bonuses to employees or consultants.

Political Contributions and Payments to Government Officials or Employees

No corporate funds, merchandise or service may be paid or furnished, directly or indirectly, to a political party, committee, organization, political candidate or incumbent, government official or government employee, except if legally permissible and approved in advance in writing. Any assistance or entertainment provided to any government official or office should never, in form or substance, compromise the Company’s arm’s-length business relationship with the government agency or official involved. Any request for such approval should be directed to the CFO.

III.                                 CONFLICT OF INTEREST

The Company’s directors, officers and employees have an obligation to be loyal to the best interests of the Company and, therefore, should avoid any actions or affiliations that may involve, or appear to involve, a conflict of interest with the Company. Directors, officers and employees should not have any financial or other business relationship with suppliers, customers or competitors that could reasonably be expected to impair, or even appear to impair, their independence or cloud any judgment they may need to make on behalf of the Company. Employees, officers and directors should not engage in activities that compete with the Company. If an officer or employee is aware of a possible or actual conflict of interest concerning himself or herself or another officer or employee, or is concerned that one might develop, he or she should bring the matter to the CFO. If a director is aware of a possible or actual conflict of interest regarding himself or herself or another director, or concerned that one might develop, he or she should discuss it with the Chairman of the Audit Committee. The Audit Committee has the ultimate responsibility for the review and resolution of conflicts of interest and approval of related party transactions involving directors and officers of the Company.

Actions Counter to the Company’s Best Interests

A director, officer or employee may not divert a business opportunity that could reasonably be expected to be of interest or benefit to the Company, for his or her own personal benefit. If an officer or employee becomes aware of such a business opportunity through the use of corporate property, information or position, he or she should disclose the matter and the relevant facts to the CFO. If a director becomes aware of such a business opportunity through the use of corporate property, information or position, he or she should disclose the matter and the relevant facts to the Chairman of the Audit Committee for consideration. If the Company makes a determination that it is not interested in pursuing the disclosed opportunity and has no reasonable objections, the director, officer or employee may then pursue the opportunity for his or her own benefit.

Other Employment

Except for intermittent activities on behalf of recognized and legitimate not-for-profit or charitable organizations, an officer (other than an officer who works without compensation) or employee may not engage in employment outside the Company without the Company’s approval. Any request for such approval should be directed to the CFO.

Outside Directorship and Investments

A director, officer, or employee may not serve as a director of, or have a business or material financial interest in, any organization competing with the Company or engaged in current or prospective dealings with the Company (i.e. a competitor, customer, vendor, landlord or tenant) without prior written approval by the Company. In the case of an officer or employee, such matters should be disclosed to the CFO for consideration, and in the case of a director, any such approvals need to be made by the Audit Committee. For purposes of this issue, the business and financial interests of immediate family members of a director, officer or employee shall be considered the financial interests of such director, officer or employee. The Company will presume that ownership of less than five percent (5%) of a company’s securities does not represent a material financial interest and therefore need not be disclosed or approved in advance.

Government Service

Although a director’s, officer’s or employee’s individual participation in routine political or community activities or service in government positions outside of the Company’s normal business hours is not discouraged, such activities or service could potentially give rise to a conflict of interest. Any officer or employee wishing to be a candidate for any public office, whether elective or appointive, must obtain the Company’s prior written approval. Any request for such approval should be directed to the CFO. Any director seeking to become a candidate for or appointed to a political office must obtain such approval from the Chairman of the Nominating and Corporate Governance Committee. A director, officer or employee holding a government office or position should abstain or recuse him or herself from any vote or decision that involves, or could potentially be perceived to involve, the Company’s interest or otherwise appear as a conflict of interest.

IV.                                COMPLIANCE WITH LAWS AND REGULATIONS

All directors, officers and employees shall comply in all material respects with all laws, rules and regulations applicable in the country, state and local jurisdictions where the Company’s business is conducted. The laws discussed below are some of the laws that may have particular importance to the Company.

Foreign Corrupt Practices Act

Among other restrictions, the Foreign Corrupt Practices Act (the “FCPA”) prohibits companies from paying or offering to pay anything of value to any non-U.S. government official, government employee, political party or political candidate to obtain or retain business or to influence a person working in an official capacity. Violations of this act can result in significant penalties to the Company and any individual involved.

Insider Trading

United States and foreign securities laws, as well as the Company’s policies, prohibit officers, affiliates and other “insiders” from trading the Company’s securities, or those of other companies (for example, a vendor or the subject of a possible acquisition), while that individual is in the possession of material, non-public information regarding the Company or such other company. These “insider trading” laws also prohibit providing material, non-public information to other individuals who ultimately trade the security. Because of the severity of the penalties provided by law and the potential for damage to the Company’s reputation as a result of such unlawful trading, directors, officers and employees are expected to strictly abide by the laws described above. In addition to Company sanctions, violation of “insider trading” laws may result in serious criminal penalties for the individual, including fines and imprisonment, if trading is found to involve a willful violation of the law.

Anti-Trust

Federal and state anti-trust laws are based on the premise that open and fair competition in a free marketplace will lead to appropriate prices and promote an efficient, productive economy. These laws, while complex, generally prohibit the following general types of behavior or activities:  (1) unreasonable agreements among competitors that fix prices or otherwise reduce or limit competition; (2) unreasonable agreements between buyers and sellers that impose uncompetitive restrictions on either party; (3) the maintenance of monopoly power through anti-competitive conduct or the attempt to create a monopoly through unreasonable conduct; and (4) charging competing buyers different prices for the same product or group of products (i.e. price discrimination). Federal and state antitrust laws also prohibit mergers and acquisitions that may substantially lessen competition. Directors, officers and employees shall not knowingly act in a manner that would result in a breach of any anti-trust laws. The costs and consequences of investigation or litigation in this area can be significant. Violation of any antitrust laws could expose a director, officer, or employee and the Company to criminal penalties.

Industry Regulations

Airlines are extensively regulated by numerous governmental authorities in the United States and other countries. If the Company fails to comply with applicable regulatory requirements, the Company may be subject to a variety of administrative or judicially imposed sanctions. Directors, officers and employees are expected to comply with applicable laws, rules and regulations.

If any officer or employee has any question about the applicability of these or other laws or regulations to any activities or contemplated activities by such person, he or she should discuss this matter with the CFO. If a director has any question about the applicability of these or other laws or regulations to any of their current or contemplated activities, he or she should discuss the matter with the Chairman of the Audit Committee.

V.                                    DISCLOSURE AND COMMUNICATIONS

Public Reporting

The Company and its directors and officers shall provide full, fair, accurate, timely and understandable disclosure in the reports and documents filed or submitted by the Company to the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company.

Accounting Procedures and Documentation

All transactions shall be properly recorded in a timely manner in the Company’s books and records. No director, officer or employee shall intentionally or knowingly omit or mischaracterize any transaction in order to disguise or hide its true nature. Further, an officer or employee shall not intentionally falsify or incorrectly record or report any transaction or entry into the Company’s books and records that will knowingly result in financial statements and/or financial statement balances that are not materially accurate or otherwise not in conformance with generally accepted accounting principles (“GAAP”). Finally, officers and employees must comply with the system of internal controls the Company has established that have been designed to safeguard its assets and to ensure its financial statements conform to GAAP.

Communications with Analysts, the Media, Governmental Agencies and Others

For publicly-held companies, U.S. securities laws require that public dissemination of material, non-public information be made in a fair and non-discriminatory manner so that all investors, or potential investors, have the opportunity to receive such information at the same time. Selective disclosure, or the disclosure of material, non-public information to selective audiences or individuals, is prohibited under U.S securities laws. In order to avoid unintended selective disclosure, all inquiries from securities analysts, investors, stockholders, investment bankers, etc. should be immediately directed to the Company’s CEO or CFO.

In the event a director, officer or employee receives an inquiry from a governmental or regulatory agency on matters outside his or her specific area of responsibility, such inquiries should be directed to the appropriate officer of the Company, or the CFO. All inquiries from the media should be immediately directed to the Company’s CEO or CFO.

VI.                                IMPLEMENTATION AND ENFORCEMENT

Enforcement

With respect to any non-accounting issues, complaints, questions, concerns or suspicions regarding any conduct of which an officer or employee becomes aware of that he or she reasonably believes may constitute a violation of this Code should be promptly reported to the CFO, who will hold such reports in confidence. Depending on the nature of the issue and the related facts and circumstances, the CFO may direct the matter or otherwise involve the CFO, the CEO, the Chairman of the Audit Committee, the Chairman of the Nominating and Corporate Governance Committee or the Company’s counsel, as appropriate. If a director becomes aware of any conduct that he or she reasonably believes may constitute a violation of this Code, such director should promptly report such conduct to the Chairman of the Audit Committee or the Chairman of the Board, as appropriate. In the event that an officer is also a director of the Company, that officer should follow the guidelines provided by this Code as if he or she were a director.

In the event that a director, officer or employee or any other third-party has a question, becomes aware of an issue or has a personal complaint, question or suspicion (1) regarding the Company’s accounting, accounting procedures or accounting personnel, (2) related to an audit of the Company or the auditors charged with handling the audits, (3) reporting or disclosure of a matter contained in the Company’s financial records, financial reports or audit reports or (4) regarding the internal accounting controls of the Company, such person should report their concern to the Chairman of the Audit Committee.

The CFO shall regularly report to the Audit Committee all matters or issues arising under this Code (including resolution of such matters or issues) that are brought to his or her attention. The Chairman of the Audit Committee will provide a report to the Board of Directors, at least once per year, or more often if the circumstances dictate, that summarizes any matters arising under this Code.

Suspected violations will be investigated under the supervision of the CFO, as they deem appropriate upon consultation with the Board, if necessary. Each officer, director and employee of the Company is expected to cooperate in the investigation of reported or alleged violations.

When practical and appropriate under the circumstances, and in order to protect the privacy of the persons involved, those individuals investigating a suspected violation will attempt to keep confidential the identity of the individual or individuals who reports a suspected violation or who participates in an investigation. There may be situations, however, when this information, or the identity of the individuals involved, must be disclosed as part of the investigation process.

A violation of this Code may result in disciplinary action, including removal from office or termination of employment. Legal proceedings may also be commenced, if necessary, to recover the amount of any improper expenditures, any profits realized by the offending director, officer or employee, and any financial harm sustained by the Company. In certain circumstances, violations of this Code will be reported by the Company to the applicable authority if such violations likely violate state or federal criminal laws.

Non-Retaliation

In order for this Code to be effective, directors, officers and employees must feel free to bring forth their good faith concerns without the fear of retribution or retaliation from the Company or any other director, officer or employee. The Company does not condone nor will it not tolerate any retaliation against an individual who lawfully and in good faith reports any misconduct or violations of this Code. Further, an employee who provides information regarding any conduct the employee reasonably believes constitutes a violation of the securities laws or financial fraud statutes (1) to any governmental authority, (2) by testimony or otherwise in any proceeding pending or about to be commenced concerning such a violation or (3) to any person with supervisory authority over the employee or authorized by the Company to investigate such conduct, may not be discharged, demoted, discriminated or otherwise retaliated against based upon the information they have provided.

Directors, officers and employees if asked, are expected to fully cooperate in internal and external investigations of any reported or alleged misconduct or violation of this Code.

VII.                            WAIVERS AND AMENDMENTS

Any request for a waiver of any provision of this Code shall be communicated immediately to the CEO or in the case where the waiver relates to the CEO, the Chairman of the Audit Committee. Any waiver of this Code with respect to directors or officers may be made only by a majority of the Board and shall be promptly disclosed (along with the reason(s) for the waiver) as required by law and by any applicable regulations of the SEC and any exchange on which the Company’s securities may be traded.

This Code may be modified, amended or supplemented from time to time. Any amendment of this Code shall be approved by a majority of the Board and shall be promptly disclosed as required by law and any applicable regulations of the SEC and any exchange on which the Company’s securities may be traded.

VIII.                        GENERAL

This Code is a corporate statement of policy, the contents of which may be modified substituted or altered at any time by the Company. This Code does not create a contract of employment or alter the employment relationship that exists between the Company and its employees.

This Code is posted on the Company’s web site and will be provided to all of the Company’s directors, officers and employees. Officers are encouraged to explain and discuss this Code with employees to ensure they recognize the existence and understand the applicability of this Code. Written certification of compliance with this Code is required from the CEO, CFO and Chief Accounting Officer, if any, on an annual basis.

ACKNOWLEDGMENT OF RECEIPT AND COMPLIANCE WITH THE CODE

I hereby certify that I have read and understand the Company’s Code of Ethics. I also have had an opportunity to review any questions on the interpretation of the policies described in this Code.

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